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                                                                      EXHIBIT 14

                        AMERICAN BUSINESS PRODUCTS, INC.
                      2100 RIVEREDGE PARKWAY, SUITE 1200
                               ATLANTA, GEORGIA 30328



                                October 15, 1999



Mr. W. Stell Huie
141 Big View Drive
Queens Mountain
Highlands, NC 28741-2469

         RE:   AMERICAN BUSINESS PRODUCTS, INC.

Dear Stell:

         This letter is to document the recent arrangement entered into between you and the Board of Directors of American Business Products, Inc. ("ABP"). Upon the resignation of Larry L. Gellerstedt, III as Chairman, Chief Executive Officer and President of ABP, the Board asked you to serve as of a consultant to the acting management of ABP with regard to certain executive compensation and employment issues. You have agreed to assume the responsibilities of this consulting position until such time as your successor has been elected by the Board or such earlier time as the Board determines that the position is no longer needed.

         Pursuant to the arrangement, as approved by the Board at its meeting on September 16, 1999, you will receive compensation in the amount of $400.00 per hour for your services in this consultant capacity. The amount and terms of your compensation under this arrangement will be reviewed no later than December 31, 1999.

         Please sign this letter as your acknowledgement of the terms of this arrangement.

                                      Very truly yours,


                                      /s/ C. Douglas Miller
                                      -----------------------------------------
                                      On Behalf of the ABP Board of Directors


AGREED AND ACKNOWLEDGED:


/s/ W. Stell Huie
-----------------------
W. Stell Huie
Date:  12/31/99
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                                [ABP LETTERHEAD]



                               December 31, 1999



Mr. W. Stell Huie
141 Big View Drive
Queens Mountain
Highlands, NC 28741-2469

         RE:   AMERICAN BUSINESS PRODUCTS, INC.

Dear Stell:

         The purpose of this letter is to extend and amend that certain letter agreement between you and American Business Products, Inc. ("ABP"), dated October 15, 1999. Upon the resignation of Larry L. Gellerstedt, III as Chairman, Chief Executive Officer and President of ABP, the Board asked you to serve as of a consultant to the acting management of ABP with regard to certain executive compensation and employment issues. You have assumed the responsibilities of this consulting position. This letter is to extend the period of your service in this role through February 29, 2000.

         Pursuant to the previously-agreed to arrangement, you will continue to receive compensation in the amount of $400.00 per hour for your services in this consultant capacity.

         Please sign this letter as your acknowledgement of the terms of this arrangement.

                                     Very truly yours,



                                     /s/ C. DOUGLAS MILLER
                                     -----------------------------------------
                                     On Behalf of the ABP Board of Directors


AGREED AND ACKNOWLEDGED:

/s/ W. STELL HUIE
------------------------
W. Stell Huie
Date: 12/31/99
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